Exhibit 99.2

CONTACT: Harold Zagunis
FOR IMMEDIATE RELEASE	Redwood Trust, Inc.
Friday, August 5, 2005	(415) 389-7373
REDWOOD TRUST REPORTS SECOND QUARTER 2005 RESULTS
MILL VALLEY, California – August 5, 2005 – Redwood Trust, Inc. (NYSE: RWT) today reported GAAP earnings of $40.9 million ($1.62 per share) for the second quarter of 2005. In the second quarter of 2004, GAAP earnings were $55.1 million ($2.58 per share). On a GAAP basis for the comparable quarters, net income decreased by $14.2 million. Net interest income increased by $5.6 million, but this was offset by $2.9 million higher operating expenses, $9.2 million lower gains from asset sales and calls, and $7.7 million higher income tax provisions. The bulk of the increase in tax provisions was related to the recognition of a one-time tax benefit of $5.2 million for our remaining tax net operating losses (NOLs) in the second quarter of 2004.
Our core earnings were $37.8 million ($1.50 per share) for the second quarter of 2005, and were $37.0 million ($1.74 per share) for the second quarter of 2004. Core earnings excludes gains from asset sales, calls, and market value changes that are included in earnings reported for GAAP purposes, and also excludes the $5.2 million one-time tax benefit recorded for GAAP in the second quarter of 2004. A reconciliation of core to GAAP earnings appears in the table below. We believe core earnings can be a meaningful measure of Redwood’s financial performance in addition to reported GAAP results because core earnings highlights that portion of our reported earnings that is more likely to be ongoing in nature.
“Certain aspects of this quarter were challenging, but overall it was a good quarter in many ways,” said Doug Hansen, Redwood’s President. “As we previously suggested may occur, our GAAP and core earnings remain strong on an absolute basis while continuing to decline relative to the extraordinary earnings we posted in 2004. During the second quarter, we generated a GAAP return on equity of 17%. Our credit results remain excellent. The general increase in housing prices has reduced credit risk for our more seasoned assets. Our taxable income generation remains strong, thus supporting our regular dividend, and also supporting the probability of a special dividend towards the end of the year. The overall long-term evolution and growth of our business is making good progress, we believe.”
“Residential loan prepayment rates are not usually a primary factor for our earnings outlook,” said Hansen. “During the last few months, however, prepayments have accelerated to a rapid rate. It looks like this trend might persist for a while, especially if the yield curve remains flat. We believe rapid prepayments, if they continue, will be beneficial for us in the long-term. In the short term, however, this prepayment acceleration has caused some GAAP earnings pressure. We own interest-only (IO) securities acquired from some of the Sequoia residential securitization entities we sponsor — faster prepayment rates on Sequoia adjustable rate loans (ARM) that underlie these securities served to reduce the current and future earnings and cash flows we anticipated receiving from these securities. As a result, this quarter’s GAAP earnings per share fell more quickly than they otherwise would have. Net interest income from these IO securities (which appear on our GAAP balance sheet as the difference between residential loans and ABS issued liabilities) will continue to be reduced going forward, and will decline at a more rapid rate to the extent higher prepayment rates on Sequoia’s ARM loans continue. Faster prepayment rates generally persisted in July and additional near-term earnings pressure may result.”
Hansen continued, “The effect of rapid prepayments on our IO securities has been immediate for GAAP earnings results, while the potential beneficial effect of rapid prepayments on our investment returns from our other assets will be recognized in GAAP earnings over time. We have made a substantial investment in residential credit enhancement securities, and we generally buy these securities at a significant discount to their face value. We realize this net discount as GAAP income over time to the extent it is not diminished by credit losses. The faster prepayments come in, the earlier we will earn this discount. Including these securities, our net residential discount balance for GAAP purposes (netting premiums, discounts, and credit reserves for all consolidated residential real estate loans and securities) was $484 million ($20 per share) at June 30, 2005.”
“We continue to find some good new permanent assets at reasonable prices,” continued Hansen. “We acquired $45 million new permanent assets in the second quarter. We believe permanent asset acquisitions for the third quarter will likely continue at a reasonable pace, as we are actively working to acquire additional residential real estate assets, commercial real estate assets, and real estate collateralized debt obligation (CDO) assets.”
“As asset prices have increased and the average loan quality of new originations has declined, we have generally reduced our asset acquisition rate while increasing our asset sales,” said Hansen. “We have not loosened our credit standards, and we continue to generally steer clear of credit-enhancing or buying loans made to highly leveraged or lower-quality borrowers.”
On a per share basis, core earnings were reduced over the last year in part because we increased our shares outstanding by 15% and we have not yet fully employed our capital. Unutilized capital (excess cash) at June 30, 2005 was $148 million.
“Even if we maintain a reasonable pace of asset acquisitions, the overall near-term outlook for improvements in our capital utilization rate is unclear because we are also pursuing a number of asset sale, re-securitization, and other capital recycling opportunities,” said Hansen. “While we aim to utilize our available capital to a high degree over time, increasing our capital utilization rate is not a significant goal for us right now. Rather, we are focused on maintaining investment discipline and assuring asset quality, while remaining flexible and ready to deal with risks and opportunities as they may arise.”
“Of course, we do not manage the company with an eye on quarter-to-quarter, or even year-to-year, GAAP results,” said Hansen. “We are working to acquire real estate assets in a smart and disciplined manner, with the goal of generating cash flow sufficient to sustain our regular quarterly dividends. If we have achieved this, then over the long term we would also like to be able to distribute a combination of regular and special dividends that is highly attractive to shareholders.”
“With our current assets, our current risk posture, and the current business environment, we believe we will likely be able to meet these goals for the next couple of years,” said Hansen. “Going out several years, however, our results will largely be determined by assets we have yet to buy and by actions we have yet to take. As a result, meeting our goals in the longer term could be a bigger challenge. We believe we have an efficient structure, a growing market, a specialized expertise and focus, and an ability to generate and manage attractive real estate assets. If we can add investment discipline and innovation in a manner that works, that should be a good combination.”
Taxable Income
Our estimated taxable income at the REIT level (pre-tax income as calculated according to the tax rules excluding income earned in taxable non-REIT subsidiaries) was $39.2 million for the second quarter of 2005, or $1.59 per share outstanding. “Core” REIT taxable income – income before gains from asset sales and calls and other non-recurring expenses such as deductions for stock option exercises — was $36.2 million or $1.47 per share for the second quarter of 2005. REIT taxable income in the second quarter of 2004 was $60.3 million, or $2.81 per share. Core REIT taxable income was $47.0 million, or $2.19 per share, for the second quarter of 2004. For the first quarter of 2005, core REIT taxable income was $30.7 million, or $1.25 per share.
We also earned taxable income in our taxable subsidiaries. We pay corporate income taxes on these amounts and retain the after-tax income to help us build our business over time. Taxable income in taxable subsidiaries was $1.7 million pre-tax ($0.07 per share) in the second quarter of 2005, $11.7 million pre-tax ($0.54 per share) in the second quarter of 2004, and $1.2 million pre-tax ($0.05 per share) in the first quarter of 2005.
Estimated total taxable income and estimated REIT taxable income are not GAAP performance measures but are important measures as they are the basis of our required minimum dividend distributions to stockholders. A reconciliation of these measures to the most comparable GAAP measure appears in the table below.

Results for the First Half of 2005
GAAP earnings for the first half of 2005 were $101.5 million ($4.04 per share). For the first half of 2004, GAAP earnings were $105.9 million ($5.08 per share).
Core earnings for the first half of 2005 were $83.3 million ($3.32 per share). For the first half of 2004, core earnings were $71.8 million ($3.44 per share).
REIT taxable income for the first half of 2005 was $84.4 million ($3.43 per share). For the first half of 2004, REIT taxable income was $102.8 million ($4.96 per share).
Core REIT taxable income for the first half of 2005 was $66.9 million ($2.72 per share). For the first half of 2004, core REIT taxable income was $86.1 million ($4.16 per share).
Taxable income (pre-tax) in taxable subsidiaries for the first half of 2005 was $2.9 million ($0.12 per share). For the first half of 2004, taxable income in taxable subsidiaries was $20.1 million ($0.96 per share).
Residential Real Estate Permanent Assets
Our earning assets consist of permanent assets and inventory assets. Permanent assets are assets we hold in portfolio for the long term to generate interest income and capital gains. Inventory assets are loans and securities we accumulate on a temporary basis as part of our residential loan conduit and CDO securitization activities. We generally hold inventory assets for a short period of time (generally a few weeks or months) prior to sale via securitization or a whole loan sale.
We acquired $45 million new residential permanent assets during the second quarter of 2005, including $0.8 million residential CES from a Sequoia securitization we sponsored during the quarter. Nearly all of these new assets were credit-enhancement securities. Calls of residential credit-enhancement securities of $4 million principal value during the quarter generated GAAP gains of $3 million and estimated tax gains of $2 million. Including pay downs and market value changes, the market value of total residential permanent assets decreased from $518 million to $482 million during the quarter. Significant declines in the estimated market values of our IO securities ($72 million) were only partially offset by increases in the estimated market values of our residential credit-enhancement and other securities ($19 million). Prepayments accelerated in the second quarter – this had an immediate effect on IO market values. Additional increases in market values for residential credit-enhancement securities as a result of rapid prepayments may be realized over time if rapid prepayments persist. At quarter-end, our residential permanent assets included $398 million estimated market value credit-enhancement securities (mostly first-loss plus some second-loss securities), $79 million estimated market value interest-only securities acquired from securitization sponsored by us, and $5 million estimated market value interest-only securities acquired from securitizations sponsored by others.
Total managed residential real estate loans – the loans we credit-enhance through ownership of credit-enhancement securities – grew by 21% during the quarter, from $152 billion to $183 billion. Seriously delinquent loans (over 90 days, in foreclosure, in bankruptcy, or real estate owned) increased from $217 million to $246 million during the quarter. As a percentage of the current balance of loans credit-enhanced, serious delinquencies decreased during the second quarter from 0.15% to 0.14%. Credit losses for the second quarter for these loans continued at an annualized rate of loss of less than one basis point (0.01%) of current loan balances.
Our quality standards are high for the $183 billion residential loans we credit-enhance. Generally, all of these loans were considered to be “prime” quality loans at origination. The weighted average loan-to-value (LTV) ratio at origination for these loans was 68%. For all the loans (4% of the total loan balance) that have an LTV ratio over 80%, we benefit from insurance or credit-enhancement provided by others. The overall weighted average FICO credit score for the borrowers whose loans we credit-enhance was 731 at origination. Investor properties make up less than 4% of the loan balance of the overall credit-enhancement loan portfolio.
“Many observers, including us, are concerned about quality trends within the residential mortgage new origination market,” said Hansen. “Loan types that have a higher level of potential risk for the homeowner and the lender – adjustable-rate loans, interest-only loans, negative amortization loans, option ARMs, teaser rate ARMs, and the like – are now increasingly being extended to lower-quality borrowers and borrowers that are using a lower initial payment rate to justify taking out a larger loan than they may have been willing or able to do in the past.”
Hansen continued, “We continue to follow our traditional credit philosophy: we seek to avoid credit-enhancing loans that have been made to weak or over-extended borrowers, no matter what the loan type may be. Conversely, we are willing to credit-enhance loans – even if they are interest-only or negative amortization loans — that have been made to strong borrowers, especially to borrowers such as our average borrower who has made a 32% down payment, has a 731 FICO score, has plenty of cash reserves, will have low debt service ratios even if the loan rate rises substantially, and whose loan has other high-quality characteristics. Our job when evaluating new credit-enhancement opportunities is to separate the wheat from the chaff. To do so we look primarily to the overall quality of the loan, the home, and the borrower rather than to the loan type.”
Redwood has been credit-enhancing interest-only and negative amortization loans made to strong borrowers since the founding of the company in 1994. As a percentage of loans we credit-enhance, interest-only loans were 21% and negative amortization loans were 16% of the $183 billion total loans on June 30, 2005. Our credit results for interest-only and negative amortization loans have been, and continue to be, excellent.
“We have always credit-enhanced some loans, including negative amortization loans, that have strong borrowers but could be considered to be “near-prime”, “expanded-criteria”, or “Alt-A” loans due to loan type or other features,” noted Hansen. “Eventually, we may expand our residential loan credit spectrum and credit-enhance some additional types of “near-prime”, “expanded criteria”, and “Alt-A” loans. In our opinion, however, now is not the right time to head in this direction. The right time to expand our criteria to include medium-quality loans will be when we can get paid significantly more while only taking on relatively small incremental risks. In the current market environment of excess liquidity and strong demand for assets, however, an expansion in this direction would (in our opinion) generally involve getting paid a small incremental amount while assuming additional risks that could be significant. So we will wait patiently for more attractive opportunities before making major commitments to new types of medium-quality loans. When considering our future evolution in this area, we will be driven, as always, by our touchstone for making investment decisions, which is: Would we make this investment with our personal money?”
Prepayment rates for the $183 billion loans we credit-enhance have increased in recent months, in part because of the flattening of the yield curve. Average conditional prepayment rates (CPR) for the adjustable-rate loans in this portfolio (35% of the total) increased from 15% CPR in the first quarter to 31% CPR in the second quarter. For hybrid loans (43% of the total), CPRs increased from 23% to 24%. For fixed rate loans (32% of the total), CPRs increased from 17% to 19%. We expect faster prepayments, if they continue over time, will increase our investment returns from residential credit-enhancement securities, as our potential credit loss exposure is decreased due to a reduced balance of underlying loans. In addition, we expect our long term cash flow yields will increase with faster prepayments (assuming credit results remain favorable), as we own these securities at a discount to principal value and we will receive principal earlier than otherwise anticipated as a result of faster prepayments.
While faster residential prepayment rates are beneficial for Redwood overall, they do not benefit our $79 million investment in residential interest-only securities issued by Sequoia. The loans underlying the IO securities that we acquired from Sequoia represent $13 billion out of the $19 billion total loans currently outstanding within the Sequoia securitization program. The loans underlying our IO securities are all adjustable-rate loans, and the prepayment rate for these particular loans increased from 26% CPR in the first quarter to 41% CPR in the second quarter. We currently anticipate that prepayment rates will continue at an accelerated pace for these loans.
Since May 2004, we have not acquired the prepayment-sensitive IO securities from Sequoia securitizations. Thus, for $6 billion out of the $19 billion currently outstanding loans that were securitized by Sequoia, we do not own the main IO security, and thus the cash generated from the spread between the yield on the underlying loans and the cost of the issued ABS is paid to others. Although we do not own the IOs, we do own the discount-priced credit-enhancement securities from these more recent Sequoia transactions As a result, we expect to benefit economically from faster prepayment rates for these newer Sequoia loans. Nevertheless, as prepayments accelerated in the second quarter, on a GAAP basis we reported lower earnings from these assets because of various GAAP calculation and timing differences for the assets and liabilities that are consolidated on our GAAP balance sheet from these newer Sequoia transactions.
Hansen added, “Perhaps the near-term GAAP earnings pressure from faster prepayments that we are experiencing is not as inappropriate as it might at first seem to be, given our overall discount position. Faster prepayment rates clearly and immediately reduce our economic returns from our premium interest-only securities, whereas the potential benefits of faster prepayments for our discount credit-enhancement securities will be realized in the longer term, and only if future credit results are also reasonably favorable.”
Commercial Real Estate Permanent Assets
We did not acquire new commercial permanent assets in the second quarter, but we do expect to acquire new commercial assets in the third quarter. We sold $7 million commercial permanent assets in the second quarter. Total commercial permanent assets decreased from $49 million to $43 million during the quarter. Our June 30, 2005 commercial permanent asset portfolio consisted of $26 first-loss (and some second-loss) commercial credit-enhancement securities, a $6 million first-loss position in a re-REMIC securitization of seasoned commercial CES, and $11 million commercial loans.
Total managed commercial real estate loans – the loans we credit-enhance through ownership of first loss commercial credit-enhancement securities – remained at $12 billion for the quarter. Seriously delinquent loans (over 90 days, in foreclosure, in bankruptcy, or real estate owned) decreased from $4.9 million to $0 million during the quarter. As a percentage of the current balance of loans credit-enhanced, serious delinquencies decreased to zero from 0.04%. There were no credit losses on these loans in the second quarter of 2005.
CDO Permanent Assets
Our June 30, 2005 CDO permanent assets consisted entirely of “CDO equity” securities, including preference shares, below-investment-grade rated bonds, and other credit-sensitive CDO assets. The estimated market value of our CDO permanent assets was $96 million at quarter-end, including CDO equity securities acquired from the seven Acacia CDO transactions we sponsored totaling $94 million and CDO equity securities acquired from transactions sponsored by others totaling $2 million.
We did not acquire or sell CDO permanent assets during the second quarter. During the third quarter of 2005, we invested in CDO equity securities ($15 million) from the Acacia 8 CDO transaction that closed in July.
The credit performance of the assets underlying the Acacia CDO transactions in which we have invested generally remains excellent, and overall credit performance is better than we originally expected. A small number of assets backing the Acacia transactions have on-going credit issues, but we do not expect that credit losses from these assets will materially reduce the returns we expect to earn in our investments in Acacia CDO equity securities.
Residential Loan Conduit Activities
Our residential loan conduit activities consist of acquiring closed residential loans on a flow or bulk basis from mortgage originators and selling these loans to generate an economic gain-on-sale. We generally have sold loans via securitization through our Sequoia program, but we also are potentially able to generate sales gains by selling whole loans.
During the second quarter, we acquired $427 million high-quality residential loans. We sold $369 million of these loans via a Sequoia securitization that we sponsored. This securitization was modestly profitable (i.e., Sequoia’s proceeds from selling all the securities exceeded the purchase cost of the loans plus deal expenses).
We finished the second quarter with $300 million residential loans in inventory, funded with equity and debt. Periodically, the market value of whole loans can exceed the effective sales price that can be achieved through securitization. This is generally true in today’s market for many product types. As a result, in July of 2005 we committed to sell $60 million of our loan inventory as whole loans, generating a small gain. We will sell the remaining loans as whole loans or via securitization, depending on our analysis of the best method to generate a gain-on-sale.
Our conduit loan purchase and sale volumes have declined significantly – we acquired $5.0 billion loans in the first half of 2004 but only $1.3 billion in the first half of 2005. Generally the loans we have acquired through our conduit have been one- and six-month LIBOR adjustable-rate loans. Origination volumes of this loan type have declined as a result of a decrease in refinance activity. Volumes have also declined due to a flatter yield curve (making hybrid and fixed rate loans more attractive to homeowners) and increased market penetration of types of adjustable-rate loans we have so far chosen not to acquire through our conduit (negative-amortization, option, moving-treasury-average, and other adjustable-rate loans that are now being marketed to more highly-leveraged homeowners).
In addition, our economic gain-on-sale margins (gain on sale as a percent of loan balance), which have generally been in the 0 to 100 basis point range, have declined over the last year as a result of increased competition in the conduit business. Much of this increased competition has come from Wall Street firms.
The economic sales gains generated by our residential conduit activities have generally been attractive to us, but have not been the largest component of our overall income generation. During 2004, these gains showed up for tax purposes as $32 million of pre-tax taxable sales gain income in our taxable non-REIT subsidiaries. Due to GAAP treatment of our sponsored securitizations, no GAAP gain-on-sale was recorded at the time of these transactions. Instead, our GAAP net interest income will reflect these economic gains over the lives of the assets and liabilities since these gains are effectively imbedded within our GAAP books and realized as our consolidated GAAP assets and liabilities pay down.
We continue to develop our residential loan conduit purchase network by implementing technology solutions for increased conduit efficiency and by expanding our residential loan product line. We expect to continue to earn economic gains from selling loans, both as whole loans and via securitization. As a result of reduced volume and reduced margins, however, we expect economic gains from our conduit activities to be materially smaller during 2005 than they were during 2003 or 2004.
For our residential permanent asset portfolio, we acquired $0.8 million residential credit-enhancement securities from the Sequoia securitization transaction we sponsored during the second quarter of 2005. In general, the bulk of the residential credit-enhancement securities that we acquire as permanent assets are issued by securitization programs other than Sequoia. As a result, we do not expect a reduction in Sequoia securitization volume to affect the ongoing development of our residential credit-enhancement activities in a material way.
CDO Securitization Activities
During the second quarter, we acquired $200 million residential and commercial real estate securities as inventory for the Acacia CDO program we sponsor. Acacia did not complete a new transaction in the second quarter. We sold $22 million inventory assets to previously established Acacia entities, some of which are still accumulating assets as part of their post-closing ramp-up operations and others of which have repayment proceeds to reinvest. Our June 30, 2005 CDO inventory was $361 million, funded with equity and debt. Acacia acquired the bulk of these assets, priced its eighth CDO re-securitization transaction in June, and closed this transaction in July.
Other Second Quarter Information
The market value of our permanent assets decreased from $667 million to $621 million during the second quarter. We acquired $45 million of the new permanent assets, had pay downs and sales of $38 million, a $72 million market value decline on interest-only securities owned by us, and an net increase in market value of $19 million on residential credit-enhancement and other securities.
We are continuing to make significant new investments in people and systems to prepare for the future growth and development of our business. From the second quarter of 2004 to the second quarter of 2005, our operating expenses (before excise taxes and variable stock option expense, but including FAS 123 expenses for the granting of stock options) grew by 23%. These operating expenses for the second quarter of 2005 were $11.1 million and our efficiency ratio (operating expenses as a percent of net interest income) was 21%. In the second quarter of 2004, these operating expenses were $8.9 million and our efficiency ratio was 19%.
Redwood continues to use only equity capital (no debt) to fund its permanent assets. We utilize debt only to fund assets accumulated and held temporarily as inventory for future sales via securitization or otherwise.
At June 30, 2005, Redwood owned a total of $1.4 billion assets, including $621 million permanent assets, $660 million inventory assets, $72 million unrestricted cash, $10 million interest rate agreements, and $121 million net working capital and fixed assets. These assets were funded with Redwood debt of $453 million and equity of $992 million. Our debt-to-capital ratio was 31% and our debt-to-equity ratio was 0.5 times. Redwood debt increased by $254 million during the second quarter due to an increase in inventory assets as a result of the timing of securitization and sale of these assets.
Redwood issued 124,801 shares of common stock through its Direct Stock Purchase and Dividend Reinvestment Plan in the second quarter at an average net price to Redwood of $50.65 per share, raising $6.3 million new equity capital.
At quarter-end, after setting aside the capital we need to run our current business under our risk-adjusted capital guidelines, we had $148 million of excess capital (cash) available to invest in new permanent assets and support our operations.
GAAP book value per share at quarter-end was $40.24 per share, an increase of 4% during the quarter. Adjusted core book value per share at quarter-end was $31.39 per share, an increase of 1% during the quarter. Core book value is reported GAAP book value less unrealized asset market value appreciation. Adjusted core book value is core book value less REIT taxable income earned that must be distributed as dividends prior to September 2006 to comply with REIT rules. We believe adjusted core equity is a reasonably good measure of the amount of capital we have available in the long term to run our business. A reconciliation of core equity and adjusted core equity to GAAP equity appears in the tables below.
Update for the Third Quarter of 2005 (through August 4, 2005)
In July 2005, securitization entities sponsored by us issued $300 million ABS through Acacia CDO 8. Various residential and commercial real estate loans and securities are collateral for these ABS issued. We invested in the CDO equity securities from Acacia 8.
In July 2005, residential loan CES with a principal value of $3 million were called. We will recognize gains on these calls of $2 million for GAAP purposes and $1 million for tax purposes in the third quarter of 2005. We also committed to sell inventory and permanent assets of $21 million residential real estate credit-enhancement securities loans for GAAP gains of $7 million and estimated taxable gains of $7 million and $77 million of residential real estate loans for a GAAP and tax gain of $0.1 million.
During the third quarter of 2005 (through August 4, 2005), we committed to purchase permanent assets totaling $42 million, including $15 million Acacia 8 CDO equity securities, $22 million residential credit-enhancement securities, and $5 million commercial credit-enhancement securities. We also committed to acquire inventory assets including residential real estate loans and residential and commercial real estate securities.
Prepayment rates (CPR) for the adjustable rate and hybrid loans underlying our residential loan CES were generally higher in July than they averaged in the second quarter. For fixed-rate loans, the CPR was slightly lower in July. The CPR for all Sequoia real estate loans averaged 49% in July, an increase from the 39% CPR prepayment speeds these loans averaged in the second quarter of 2005.
Additional Information
Please see our supplemental information package, released today on our web site (www.redwoodtrust.com) and included as an exhibit to our Current Report on Form 8-K, for more information about the second quarter of

2005. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 also contains important additional information about the first quarter.
As is our current practice, we simultaneously release our third quarter earnings release, Quarterly Report on Form 10-Q, and supplemental information package. Our current plan is to release these documents for the third quarter of 2005 no later than the SEC filing deadline for our Quarterly Report on Form 10-Q of November 9, 2005.
Redwood Trust invests in, credit-enhances, and securitizes residential and commercial real estate loans and securities. The company credit-enhances $183 billion residential real estate loans, representing approximately 10% of the U.S. jumbo residential real estate loan market.
CAUTIONARY STATEMENT
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipated,” “estimated,” “should,” “expect,” “believe,” ”intend,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, or SEC, including Forms 10-Q and 8-K.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned, or discussed in, this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections.
Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. For a discussion of risk factors, readers should review the section of our Annual Report on Form 10-K entitled “Risk Factors”. This press release contains statistics and other data that in some cases have been obtained from, or compiled from information made available, by servicers and other third party service providers.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2005	2005	2004	2004	2004	2004
Interest Income	$248.4	$237.2	$205.2	$180.1	$138.0	$124.8
Interest Expense	(195.2)	(176.0)	(147.2)	(114.8)	(90.4)	(79.5)

Net Interest Income	$53.2	$61.2	$58.0	$65.3	$47.6	$45.3

Operating Expenses	(11.1)	(10.7)	(7.9)	(8.0)	(8.9)	(8.3)
Net Recognized Gains (Losses) and Valuation Adjustments	3.1	15.0	8.9	20.5	12.3	17.4
Variable Stock Option (Expense) Income	(0.0)	0.1	(0.0)	(0.2)	0.6	(1.4)
Excise Tax (Expense) Credit	(0.3)	(0.3)	0.2	(0.3)	(0.2)	(0.3)
Provision For Income Taxes	(4.0)	(4.7)	(4.8)	(5.0)	(1.5)	(1.9)
Reversal of Deferred Tax Valuation Allowance	0.0	0.0	0.0	0.0	5.2	0.0

GAAP Earnings	$40.9	$60.6	$54.4	$72.3	$55.1	$50.8

Less: Net Recognized (Gains) Losses and Valuation Adjustments	(3.1)	(15.0)	(8.9)	(20.5)	(12.3)	(17.4)
Less: Variable Stock Option (Expense) Income	0.0	(0.1)	0.0	0.2	(0.6)	1.4
Less: One Time Deferred Tax (Benefit)	0.0	0.0	(0.0)	(0.0)	(5.2)	0.0

Core Earnings (1)	$37.8	$45.5	$45.5	$52.0	$37.0	$34.8

Average Diluted Shares (thousands)	25,196	25,021	24,491	22,728	21,325	20,399
GAAP Earnings per Share (Diluted)	$1.62	$2.42	$2.22	$3.18	$2.58	$2.49
Core Earnings per Share (1)	$1.50	$1.82	$1.86	$2.29	$1.74	$1.71
Estimated Total Taxable Income Per Share Outstanding	$1.66	$1.89	$2.46	$2.53	$3.35	$2.57
Estimated REIT Taxable Income Per Share Outstanding	$1.59	$1.84	$2.09	$2.10	$2.81	$2.15

Dividends Per Common Share (Regular)	$0.70	$0.70	$0.67	$0.67	$0.67	$0.67
Dividends Per Common Share (Special)	$0.00	$0.00	$5.50	$0.00	$0.00	$0.50

Total Dividends per Common Share	$0.70	$0.70	$6.17	$0.67	$0.67	$1.17

GAAP Net Interest Income / Average GAAP Equity	21.9%	27.3%	26.7%	32.6%	28.7%	31.0%
Core Net Interest Income / Average Core Equity (2)	25.3%	30.8%	29.9%	37.5%	32.6%	35.7%

GAAP ROE: GAAP Earnings / Avg GAAP Common Equity	16.9%	27.1%	25.0%	36.1%	33.2%	34.8%
Core ROE: Core Earnings / Avg Common Core Equity	18.0%	22.9%	23.5%	29.9%	25.4%	27.5%

(1)	Core earnings are not a measure of earnings in accordance with GAAP. We attempt to strip some of the elements out of GAAP earnings that are temporary, one-time, or non-economic in nature or that relate to the past rather than the future, so that the underlying on-going “core” trend of earnings is more clear, at least in certain respects. We also exclude realized gains (and losses) from asset sales and calls. We sell assets from time to time as part of our on-going portfolio management activities. These occasional sales can produce material gains and losses that could obscure the underlying trend of our long-term portfolio earnings, so we exclude them from core earnings. Similarly, we exclude gains from calls of residential credit-enhancement securities, as these are essentially sales of assets that produce a highly variable stream of income that may obscure some underlying income generation trends. GAAP earnings include mark-to-market income and expenses for certain of our assets and interest rate agreements. These are unrealized market value fluctuations – we exclude them from core earnings. Similarly, we have issued certain stock options that are “variable” and thus are marked-to-market for GAAP purposes. When our stock price goes up, it is a GAAP expense. When our stock price goes down, GAAP income is created. We exclude all this from core earnings. Management believes that core earnings provide relevant and useful information regarding results from operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments on only a portion of the company’s assets and stock options and none of its liabilities are recognized through the income statement under GAAP and thus GAAP valuation adjustments may not be fully indicative of changes in market values on the balance sheet as a whole or a reliable guide to current operating performance. Furthermore, gains or losses realized upon sales of assets vary based on portfolio management decisions; a sale of an asset for a gain or a loss may or may not affect on going earnings from operations. Because all companies and analysts do not calculate non-GAAP measures such as core earnings in the same fashion, core earnings as calculated by the company may not be comparable to similarly titled measures reported by other companies.

(2)	Core equity is not a measure calculated in accordance with GAAP. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. GAAP equity includes mark-to-market adjustments for certain of our assets and interest rate agreements. This can be useful as a measure that approximates liquidation value (at least for those assets), but for other purposes GAAP equity is less useful, we believe. For instance, return on equity calculated using GAAP equity does not make much sense to us. When our assets that are marked-to-market through our balance sheet equity account appreciate (which is a good thing), our GAAP return on equity goes down because our equity base is larger but these particular mark-to-market gains are not recognized in GAAP income. Core equity GAAP equity with mark-to-market gains and losses (“accumulated other comprehensive income”) excluded. It is, we believe, a good measure of the amount of capital we have to run our business.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	First	First
	Half	Half
CONSOLIDATED INCOME STATEMENT	2005	2004
Interest Income	$485.6	$262.8
Interest Expense	(371.2)	(169.9)

Net Interest Income	$114.4	$92.9

Operating Expenses	(21.8)	(17.2)
Net Recognized Gains (Losses) and Valuation Adjustments	18.1	29.7
Variable Stock Option (Expense) Income	0.1	(0.8)
Excise Tax (Expense) Credit	(0.6)	(0.5)
Provision For Income Taxes	(8.7)	(3.4)
Reversal of Deferred Tax Valuation Allowance	0.0	5.2

GAAP Earnings	$101.5	$105.9

Less: Net Recognized (Gains) Losses and Valuation Adjustments	(18.1)	(29.7)
Less: Variable Stock Option (Expense) Income	(0.1)	0.8
Less: One Time Deferred Tax (Benefit)	0.0	(5.2)

Core Earnings (1)	$83.3	$71.8

Average Diluted Shares (thousands)	25,109	20,856
GAAP Earnings per Share (Diluted)	$4.04	$5.08
Core Earnings per Share (1)	$3.32	$3.44
Estimated Total Taxable Income Per Share Outstanding	$3.55	$5.92
Estimated REIT Taxable Income Per Share Outstanding	$3.43	$4.96

Dividends Per Common Share (Regular)	$1.40	$1.34
Dividends Per Common Share (Special)	$0.00	$0.50

Total Dividends per Common Share	$1.40	$1.84

GAAP Net Interest Income / Average GAAP Equity	24.5%	29.8%
Core Net Interest Income / Average Core Equity (2)	28.0%	34.1%

GAAP ROE: GAAP Earnings / Avg GAAP Common Equity	21.8%	33.9%
Core ROE: Core Earnings / Avg Common Core Equity	20.4%	26.3%

(1)	Core earnings are not a measure of earnings in accordance with GAAP. We attempt to strip some of the elements out of GAAP earnings that are temporary, one-time, or non-economic in nature or that relate to the past rather than the future, so that the underlying on-going “core” trend of earnings is more clear, at least in certain respects. We also exclude realized gains (and losses) from asset sales and calls. We sell assets from time to time as part of our on-going portfolio management activities. These occasional sales can produce material gains and losses that could obscure the underlying trend of our long-term portfolio earnings, so we exclude them from core earnings. Similarly, we exclude gains from calls of residential credit-enhancement securities, as these are essentially sales of assets that produce a highly variable stream of income that may obscure some underlying income generation trends. GAAP earnings include mark-to-market income and expenses for certain of our assets and interest rate agreements. These are unrealized market value fluctuations – we exclude them from core earnings. Similarly, we have issued certain stock options that are “variable” and thus are marked-to-market for GAAP purposes. When our stock price goes up, it is a GAAP expense. When our stock price goes down, GAAP income is created. We exclude all this from core earnings. Management believes that core earnings provide relevant and useful information regarding results from operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments on only a portion of the company’s assets and stock options and none of its liabilities are recognized through the income statement under GAAP and thus GAAP valuation adjustments may not be fully indicative of changes in market values on the balance sheet as a whole or a reliable guide to current operating performance. Furthermore, gains or losses realized upon sales of assets vary based on portfolio management decisions; a sale of an asset for a gain or a loss may or may not affect on going earnings from operations. Because all companies and analysts do not calculate non-GAAP measures such as core earnings in the same fashion, core earnings as calculated by the company may not be comparable to similarly titled measures reported by other companies.

(2)	Core equity is not a measure calculated in accordance with GAAP. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. GAAP equity includes mark-to-market adjustments for certain of our assets and interest rate agreements. This can be useful as a measure that approximates liquidation value (at least for those assets), but for other purposes GAAP equity is less useful, we believe. For instance, return on equity calculated using GAAP equity does not make much sense to us. When our assets that are marked-to-market through our balance sheet equity account appreciate (which is a good thing), our GAAP return on equity goes down because our equity base is larger but these particular mark-to-market gains are not recognized in GAAP income. Core equity GAAP equity with mark-to-market gains and losses (“accumulated other comprehensive income”) excluded. It is, we believe, a good measure of the amount of capital we have to run our business.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	30-Jun	31-Mar	31-Dec	30-Sept	30-Jun
CONSOLIDATED BALANCE SHEET	2005	2005	2004	2004	2004
Residential Real Estate Loans	$19,383	$21,493	$22,208	$21,558	$19,916
Residential Home Equity Lines of Credit (HELOC)	247	279	296	317	327
Residential Loan Credit-Enhancement Securities	706	611	562	497	442
Commercial Real Estate Loans	42	57	54	33	34
Securities Portfolio	1,678	1,534	1,395	1,239	1,095
Cash and Cash Equivalents	72	65	57	76	38
Other Assets	218	246	206	192	163

Total Consolidated Assets	$22,346	$24,285	$24,778	$23,912	$22,015

Redwood Trust Debt	$453	$199	$203	$246	$270
Consolidated Asset-Back Securities Issued	20,815	23,057	23,630	22,680	20,923
Other Liabilities	86	81	81	84	64
Common Equity	992	948	864	902	758

Total Liabilities and Equity	$22,346	$24,285	$24,778	$23,912	$22,015

Total GAAP Equity	$992	$948	$864	$902	$758
Less: Accumulated Other Comprehensive Income	(137)	(125)	(105)	(96)	(111)

Core Equity	$855	$823	$759	$806	$647
Less: Undistributed REIT Taxable Income	(81)	(63)	(38)	(139)	(110)

Adjusted Core Equity	$774	$760	$721	$667	$537

Common Shares Outstanding at Period End (thousands)	24,647	24,514	24,154	23,346	21,511
GAAP Equity (GAAP Book Value) per Common Share	$40.24	$38.67	$35.78	$38.63	$35.24
Core Equity (Core Book Value) per Common Share (1)	$34.66	$33.58	$31.42	$34.50	$30.06
Adjusted Core Equity per Share (2)	$31.39	$31.03	$29.86	$28.55	$24.96

Average Total Consolidated Assets	$23,366	$24,563	$24,320	$22,877	$20,610
Average Consolidated Earning Assets	$22,606	$24,043	$23,890	$22,461	$20,283
Average Debt and Asset Backed Securities Issued	$22,284	$23,602	$23,304	$22,011	$19,890
Average Total GAAP Equity	$970	$895	$870	$802	$664

(1)	Core equity is not a measure calculated in accordance with GAAP. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. GAAP equity includes mark-to-market adjustments for certain of our assets and interest rate agreements. This can be useful as a measure that approximates liquidation value (at least for those assets), but for other purposes GAAP equity is less useful, we believe. For instance, return on equity calculated using GAAP equity does not make much sense to us. When our assets that are marked-to-market through our balance sheet equity account appreciate (which is a good thing), our GAAP return on equity goes down because our equity base is larger but these particular mark-to-market gains are not recognized in GAAP income. Core equity GAAP equity with mark-to-market gains and losses (“accumulated other comprehensive income”) excluded. It is, we believe, a good measure of the amount of capital we have to run our business.

(2)	We have minimum dividend distribution requirements as a REIT. We thus have future payment obligations, but these are not recognized in GAAP accounting until dividends are declared. Cash that we have earned but that we must pay out as dividends is not cash that will be available to us to acquire long-term assets and build our business. So when we try to answer questions such as “how much equity per share do we have available to build our business and to generate dividends in the long-term?” we use adjusted core equity per share. Adjusted core equity is core equity less undistributed REIT taxable income that is still undeclared but that will need to be paid out.

REDWOOD TRUST, INC.
(All dollars in millions)

	30-Jun		31-Mar		31-Dec		30-Sep		30-Jun
LEVERAGE RATIOS (1)	2005		2005		2004		2004		2004
Total Reported Consolidated Assets	$22,346		$24,285		$24,778		$23,912		$22,015
Less: Assets Consolidated from Securitization Entities	(20,901)		(23,138)		(23,711)		(22,764)		(20,987)

Redwood Permanent Assets and Inventory Assets	$1,445		$1,147		$1,067		$1,148		$1,028

Total Redwood Debt and Consolidated ABS Issued Securities	$21,267		$23,256		$23,833		$22,926		$21,193
Less: Consolidated ABS Issued Securities	(20,814)		(23,057)		(23,630)		(22,680)		(20,923)

Redwood Debt	$453		$199		$203		$246		$270

Redwood Debt	$453		$199		$203		$246		$270
Redwood Equity	992		948		864		902		758

Redwood Capital	$1,445		$1,147		$1,067		$1,148		$1,028

Redwood Debt to GAAP Equity	0.5	x	0.2	x	0.2	x	0.3	x	0.4	x
GAAP Equity / Redwood’s Direct Assets (2)	69%		83%		81%		79%		74%
Redwood Debt to Capital Ratio	31%		17%		19%		21%		26%

(1)	The Asset-Backed Securities reported on our GAAP balance sheet as liabilities consist of asset-backed securities issued by bankruptcy-remote securitization entities. The owners of these securities have no recourse to Redwood and must look only to the assets of the securitization entities for repayment. Both the assets and liabilities of these entities, however, are consolidated on Redwood’s balance sheet for GAAP reporting purposes. Management believes that an analyst could achieve insight into Redwood’s business and balance sheet by distinguishing between debt that must be repaid by Redwood and Asset-Backed Securities that are consolidated onto Redwood’s balance sheet from other entities. This table shows leverage ratios calculated for Redwood using measures that incorporate Redwood’s debt only.

(2)	Direct Assets are Permanent Assets and Inventory Assets.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2004	2004	2004
Consolidated Residential Real Estate Loans (1)
Start of Period Balances	$21,493	$22,208	$21,558	$19,916	$18,086
Acquisitions	427	832	1,792	2,898	2,703
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	(3)	0	(1)	(113)	0
Principal Pay Downs	(2,527)	(1,539)	(1,133)	(1,144)	(858)
Net Amortization Expense	(9)	(7)	(6)	2	(14)
Net Charge Offs (Recoveries)	0	0	0	0	0
Credit Provisions	2	(1)	(2)	(1)	(1)
Net Recognized Gains (Losses)	0	0	0	0	0

End of Period Balances	$19,383	$21,493	$22,208	$21,558	$19,916

Average Amortized Cost During Period, Net of Credit Reserves	$20,055	$21,640	$21,717	$20,484	$18,754
Interest Income	$204	$195	$169	$148	$110
Yield	4.06%	3.60%	3.11%	2.89%	2.34%

Principal Value of Loans	$19,202	$21,307	$22,024	$21,382	$19,767

Credit Reserve	(22)	(24)	(23)	(21)	(20)
Net Premium to be Amortized	203	210	207	197	169

Residential Real Estate Loans	$19,383	$21,493	$22,208	$21,558	$19,916

Credit Reserve, Start of Period	$24	$23	$21	$20	$19
Net Charge-Offs	0	0	0	0	0
Credit Provisions	(2)	1	2	1	1

Credit Reserve, End of Period	$22	$24	$23	$21	$20

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$17	$16	$13	$11	$5

Delinquencies as % of Residential Loans	0.09%	0.08%	0.06%	0.05%	0.03%
Net Charge-offs as % of Residential Loans (Annualized)	0.00%	0.01%	0.01%	0.00%	0.00%
Reserve as % of Residential Loans	0.12%	0.11%	0.10%	0.10%	0.10%
Reserve as % of Delinquencies	136%	151%	173%	198%	374%

(1)	Includes loans securitized by securitization entities sponsored by Redwood that are consolidated on Redwood’s GAAP balance sheet as well as loans owned directly by Redwood on a temporary basis prior to sale to a securitization entity.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2004	2004	2004
Consolidated Residential Home Equity Lines of Credit (HELOC)
Start of Period Balances	$279	$296	$317	$327	$0
Acquisitions	0	0	0	0	335
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	0	0	0
Principal Pay Downs	(31)	(16)	(20)	(8)	(8)
Net Amortization Expense	(1)	(1)	(1)	(1)	(0)

Net Charge Offs (Recoveries)	0	0	0	0	0

Credit Provisions	0	0	0	(1)	(0)
Net Recognized Gains (Losses) & Valuation Adjustments	0	0	0	0	0

End of Period Balances	$247	$279	$296	$317	$327

Average Amortized Cost During Period, Net of Credit Reserves	$258	$285	$303	$323	$124
Interest Income	$2	$3	$2	$1	$1
Yield	3.83%	3.59%	2.87%	2.00%	1.73%

Principal Value of Loans	$241	$273	$289	$309	$317
Credit Reserve	(1)	(1)	(1)	(1)	(0)
Net Premium to be Amortized	7	7	8	9	10

Residential Home Equity Lines of Credit	$247	$279	$296	$317	$327

Credit Reserve, Start of Period	$1	$1	$0	$0	$0
Net Charge-Offs	0	0	0	0	0
Credit Provisions	0	0	1	1	0

Credit Reserve, End of Period	$1	$1	$1	$1	$0

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$0.4	$0.2	$0.3	$0.3	$0.0

Delinquencies as % of HELOCs	0.15%	0.06%	0.10%	0.09%	0.00%
Net charge-offs as % of HELOCs (Annualized)	0.00%	0.00%	0.00%	0.00%	0.00%
Reserve as % of HELOCs	0.23%	0.22%	0.24%	0.17%	0.08%
Reserve as % of Delinquencies	160%	363%	240%	202%	0.00%

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2004	2004	2004
Consolidated Residential Loan Credit-Enhancement Securities (1)
Start of Period Balances	$611	$562	$497	$442	$375
Acquisitions	88	68	73	83	75
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	(27)	0	0	0
Principal Pay Downs (Including Calls)	(20)	(24)	(30)	(45)	(48)
Net Amortization Income	8	8	8	9	9
Unrealized (Losses) Gains Reported Through Balance Sheet	15	9	4	(12)	18
Realized Gains and Market Valuation Losses Reported in Income Statement	4	15	10	20	13

End of Period Balances	$706	$611	$562	$497	$442

Average Amortized Cost During Period, Net of Credit Reserves	$550	$493	$425	$369	$317
Interest Income	$19	$20	$17	$16	$16
Yield	14.13%	15.91%	15.99%	17.36%	20.27%

Principal Value of Redwood’s Credit-Enhancement Securities	$1,103	$979	$934	$831	$713
Internally Designated Credit Protection on Loans Credit-Enhanced	(404)	(366)	(343)	(299)	(236)
Net Discount to be Amortized	(96)	(89)	(107)	(109)	(122)

Net Investment in Credit-Enhancement Securities	$603	$524	$484	$423	$355
Net Unrealized Gains	103	87	78	74	87

Residential Loan Credit-Enhancement Securities	$706	$611	$562	$497	$442

Securities Senior to Redwood’s Interests	$162,801	$129,056	$125,485	$120,685	$96,322
Principal Value of Redwood’s Credit-Enhancement Securities	1,103	979	934	831	713
Securities Junior to Redwood’s Interests	142	92	68	69	70

Underlying Residential Real Estate Loan Balances	$164,046	$130,127	$126,487	$121,585	$97,105

Internally Designated Credit Protection on Loans Credit-Enhanced	$404	$366	$340	$299	$236
External Credit Enhancement on Loans Credit-Enhanced	142	92	68	69	70

Total Credit Protection (2)	$546	$458	$408	$368	$306

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$229	$201	$151	$174	$131
Redwood’s Net Charge-Offs	$(1)	$(1)	$(1)	$(1)	$(2)
Losses to Securities Junior to Redwood’s Interests	0	0	(0)	(0)	(0)

Total Underlying Loan Credit Losses	$(1)	$(1)	$(1)	$(1)	$(2)

Delinquencies as % of Underlying Loans	0.14%	0.15%	0.12%	0.14%	0.14%
Total Pool Credit Losses/Underlying Loans (Annualized)	0.01%	0.01%	0.01%	0.01%	0.01%
Total Credit Protection as % of Underlying Loans	0.33%	0.35%	0.32%	0.30%	0.32%
Total Credit Protection as % of Delinquencies	239%	228%	273%	211%	233%

(1)	Includes credit-enhancement securities acquired from securitizations sponsored by third parties. Does not include residential CES acquired from securitizations sponsored by us.

(2)	Total credit protection represents the aggregate of the internally designated credit reserve and the amount of any junior securities with respect to each credit-enhanced security. The credit protection amount for any credit-enhanced security is only available to absorb losses on the pool of loans related to that security. To the extent such losses exceed the credit protection amount for that security, a charge-off of the net investment in that security would result.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
TOTAL MANAGED RESIDENTIAL LOANS (1)	2005	2005	2004	2004	2004
Residential Real Estate Loans Owned by Redwood	$300	$256	$193	$259	$161
Residential Real Estate Loans Securitized by Redwood	19,083	21,237	22,015	21,299	19,755
Residential Real Estate Loans Securitized by Others	164,046	130,127	126,487	121,585	97,105

Total Residential Real Estate Loans Managed	$183,429	$151,620	$148,695	$143,143	$117,021

Credit Reserve on Residential Loans Securitized by Redwood	$22	$24	$23	$21	$20
Internally Designated Credit Reserve on Loans Securitized by Others	404	366	343	299	236

Redwood’s Total Residential Credit Protection	$426	$390	$366	$320	$256
External Credit Enhancement on Loans Securitized by Others	142	92	68	69	70

Total Credit Protection (2)	$568	$482	$434	$389	$326
Total Credit Protection as % of Total Residential Loans	0.31%	0.32%	0.29%	0.27%	0.28%

Delinquencies for Residential Loans owned by Redwood	$0	$0	$0	$0	$0
Delinquencies for Residential Loans Securitized by Redwood	17	16	13	11	5
Delinquencies for Residential Loans Securitized by Others	229	201	151	174	131

Total Residential Loan Serious Delinquencies	$246	$217	$164	$185	$136

Delinquencies as % of Total Residential Loans	0.13%	0.14%	0.11%	0.13%	0.12%
Total Credit Protection as % of Delinquencies	232%	222%	263%	211%	239%

Net Charge-Offs on Residential Loans Owned by Redwood	$0	$0	$0	$0	$0
Net Charge-Offs on Residential Loans Securitized by Redwood	$0	$0	$0	$0	$0
Net Charge-Offs on Residential Loan Securitized by Others	(1)	(1)	(1)	(1)	(2)

Redwood’s Shares of Net Credit (Losses) Recoveries	($1)	($1)	($1)	($1)	($2)
Credit Losses to External Credit Enhancement	0	0	0	0	0

Total Residential Credit Losses	($1)	($1)	($1)	($1)	($2)

Total Credit Losses as % of Total Residential Loans (Annualized)	0.01%	0.01%	0.01%	0.01%	0.01%

(1)	Includes loans securitized by Sequoia securitization entities sponsored by Redwood from which Redwood has acquired the residential CES plus loans securitized by third parties from which Redwood has required the residential credit-enhanced securities, plus loans held temporarily by Redwood prior to securitization.

(2)	The credit reserve on residential real estate loans owned is only available to absorb losses on the residential real estate loan portfolio. The internally designated credit reserve on loans credit-enhanced and the external credit enhancement on loans credit-enhanced are only available to absorb losses on the pool of loans related to each individual credit-enhancement security. External credit protection absorbs losses before Redwood is exposed to losses in such securities.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2004	2004	2004
Commercial Real Estate Loans
Start of Period Balances	$57	$54	$33	$34	$22
Acquisitions	0	7	21	0	17
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	(11)	0	0	0	(2)
Principal Pay Downs	(4)	(5)	0	0	(3)

Net Amortization Income	0	0	0	(1)	0
Credit Provisions	0	1	0	0	0
Net Loss Adjustments through I/S	0	0	0	0	0

End of Period Balances	$42	$57	$54	$33	$34

Average Amortized Cost During Period, Net of Credit Reserves	$45	$56	$40	$33	$26

Interest Income	$1.2	$1.6	$1.2	$1.0	$0.9
Yield	10.68%	11.32%	11.67%	12.40%	13.29%

Principal Value of Loans	$52	$67	$65	$43	$43
Credit Reserve and Credit Protection	(8)	(8)	(9)	(9)	(8)
Net Discount to be Amortized	(2)	(2)	(2)	(1)	(1)

Commercial Mortgage Loans	$42	$57	$54	$33	$34

Commercial Real Estate Loan Delinquencies	$0	$0	$0	$0	$0
Commercial Real Estate Loan Net Charge-Offs	$0	$0	$0	$0	$0
Commercial Real Estate Loan Credit Provisions	$0	$1	$0	$0	$0
Commercial Real Estate Loan Credit Reserves and Credit Protection	$8	$8	$9	$9	$8

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2004	2004	2004
Securities Portfolio
Start of Period Balances	$1,534	$1,395	$1,239	$1,095	$937
Acquisitions	156	181	181	151	193
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	(3)	(12)	0	0	(9)
Principal Pay Downs	(22)	(27)	(25)	(18)	(10)
Net Amortization Income (Expense)	0	(1)	0	0	(1)
Net Unrealized Gains (Losses)	15	(2)	0	11	0
Net Recognized Gains (Losses) & Valuation Adjustments	(2)	0	0	0	(15)

End of Period Balances	$1,678	$1,534	$1,395	$1,239	$1,095

Average Amortized Cost During Period	$1,573	$1,443	$1,279	$1,149	$980

Interest Income	$21	$18	$15	$13	$11
Yield	5.27%	4.97%	4.85%	4.62%	4.30%

Principal Value of Securities	1,743	1,611	1,425	1,243	$1,097
Net (Discount) Premium to be Amortized	(95)	(92)	(47)	(20)	(7)
Net Unrealized Gains	30	15	17	16	5

Securities Portfolio	$1,678	$1,534	$1,395	$1,239	$1,095

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)
Differences Between GAAP Net Income and Estimated Total Taxable and REIT Taxable Income

		Estimated	Estimated	Estimated
	Estimated	First Quarter	First Half	First Half
	Second Quarter 2005	2005	2005	2004
GAAP Net Income	$40.9	$60.6	$101.5	$105.9
Interest Income and Expense Differences	(4.9)	(20.1)	(24.9)	4.2
Provision for Credit Losses — GAAP	(1.5)	1.0	(0.5)	4.0
Tax Deductions for Realized Credit Losses	(0.7)	(0.4)	(1.1)	(0.5)
Long-Term Compensation Differences	2.1	1.9	4.0	5.3
Stock Option Exercise Deductions Differences	(0.1)	(0.5)	(0.6)	(12.2)
Depreciation of Fixed Asset Differences	0.2	0.1	0.3	0.0
Other Operating Expense Differences	0	0.1	0.1	0.0
Sales of Assets to Third Parties Differences	(2.5)	(0.9)	(3.4)	(1.1)
Call Income from Residential CES Differences	0.1	(2.3)	(2.2)	(4.1)
Tax Gain on Securitizations	0.8	2.5	3.3	10.3
Tax Gain on Intercompany Sales and Transfers	2.4	3.3	5.7	7.5
GAAP Market Valuation Write Downs (EITF 99-20)	0.8	0.4	1.2	4.4
Interest Rate Agreements Differences	0	0.2	0.2	0.5
Provision for Excise Tax — GAAP	0.3	0.3	0.6	0.5
Provision for Income Tax Differences	3.0	0.1	3.1	(1.8)

Total Taxable Income (Pre-Tax) (1)	$40.9	$46.3	$87.3	$122.9

(Earnings) Losses From Taxable Subsidiaries	(1.7)	(1.2)	(2.9)	(20.1)

REIT Taxable Income (Pre-Tax)	$39.2	$45.1	$84.4	$102.8

GAAP Income per Share Based on Average Diluted Shares During Period	$1.62	$2.42	$4.04	$5.08

Total Taxable Income per Share Based on Shares Outstanding at Period End	$1.66	$1.89	$3.55	$5.92

REIT Taxable Income per Share Based on Shares Outstanding at Period End	$1.59	$1.84	$3.43	$4.96
REIT Taxable Income due to Gains on Sales and Calls and other Non-recurring Expenses	(0.12)	(0.59)	(0.71)	(0.80)

Core REIT Taxable Income per Share Based on Shares Outstanding at Period End (2)	$1.47	$1.25	$2.72	$4.16

(1)	Taxable income is the pre-tax income we earn calculated using calculation methods appropriate for tax purposes. Taxable income calculations differ significantly from GAAP. REIT taxable income is that portion of our taxable income that is subject to REIT tax rules. We must distribute at least 90% of this income as dividends to shareholders over time. As a REIT we are not subject to corporate income taxes on the REIT taxable income we distribute. The remainder of our taxable income (the non-REIT taxable income) is income we earn in taxable subsidiaries. We pay income tax on this income and we generally retain the after-tax income at the subsidiary level.

(2)	Core REIT taxable income is defined by Redwood management. Core REIT taxable income is the REIT taxable income, excluding taxable income at the REIT from gains and losses on asset sales and calls and other non-recurring expenses such as deductions for stock option exercises. REIT taxable income is taxable income from these gains or losses and other non-reoccurring expenses plus core REIT taxable income. REIT taxable income, plus income at taxable subsidiaries, equals total taxable income which is reconciled to GAAP income in this table.
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